EXHIBIT 99.2

Go Ez Corporation and Subsidiary

Pro Forma Condensed Combined Balance Sheets

September 30, 2014

(Unaudited)

		Historical Statements
		Federal			Pro Forma
	Go Ez	Technology	Pro Forma		Condensed
	Corporation	Agency, Inc.	Adjustments		Combined
ASSETS

Current assets:
Cash and cash equivalents	$-	$131,898		$-	$131,898
Accounts receivable	-	6,550		-	6,550
Prepaid expenses and other current assets	-	700		-	700

Total current assets	-	139,148		-	139,148

Computer equipment, less accumulated depreciation	-	6,490		-	6,490

Total Assets	$-	$145,638		$-	$145,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Amount due to Golden Valley Development Inc.	$-	$38,355		$-	$38,355
Accounts payable and accrued expenses payable	20,540	-		-	20,540
Accrued income taxes payable	-	21,764		-	21,764
Amounts due to related parties	16,945	22,640		-	39,585
Convertible Debenture, net of debt discount	19,637	-		-	19,637

Total current liabilities and total liabilities	57,122	82,759		-	139,881

Stockholders’ Equity (Deficit):
Series B Preferred Stock	-	-	(1)	1 5,000	5,000
Common Stock	137	-	(1)	7	144
Additional paid-in capital	660,337	200	(1)	38,808	699,345)
Retained earnings (deficit)	(717,596)	62,679	(1)	(62,679)	(717,596)
Total Go Ez Corporation stockholders’ equity (deficit)	(57,122)	62,879		(18,864)	(13,107)
Noncontrolling interest in Federal Technology Agency, Inc.	-	-	(1)	18,864	18,864
Total stockholders’ equity (deficit)	(57,122)	62,879		-	5,757

Total Liabilities and Stockholders’ Equity	$-	$145,638		$-	$145,638

See Notes to Pro Forma Condensed Combined Financial Statements.

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Go Ez Corporation and Subsidiary
Pro Forma Condensed Combined Statements of Operations
For the Nine Months Ended September 30, 2014
(Unaudited)

		Historical Statements
		Federal		Pro Forma
	Go Ez	Technology	Pro Forma	Condensed
	Corporation	Agency, Inc.	Adjustments	Combined

Services revenue	$-	$195,850	$-	$195,850

Operating expenses:
Services provided by Golden Valley Development, Inc.	-	58,165	-	58,165
Salaries, payroll taxes, and fringe benefits	-	10,520	-	10,520
Non-cash contributed services	31,400	-	-	31,400
Other selling, general and administrative expenses	59,024	41,899	-	100,923

Total operating expenses	90,424	110,584	-	201,008

Income (loss) from operations	(90,424)	85,266	-	(5,158)

Other income (expense):
Gain on forgiveness of debt	75,971	-	-	75,971
Interest expense	(23,758)	-	-	(23,758)

Other income (expense) – net	52,213	-	-	52,213

Income (loss) before provision for income taxes	(38,211)	85,266	-	47,055

Provision for income taxes	-	21,764	-	21,764

Net income (loss)	(38,211)	63,502	-	25,291

Less net income attributable to noncontrolling interest in Federal Technology Agency, Inc.	-	-	(2) (19,651)	(19,651)

Net income (loss) attributable to Go Ez Corporation	$(38,211)	$63,502	$(19,651)	$5,640

See Notes to Pro Forma Condensed Combined Financial Statements.

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Go Ez Corporation and Subsidiary

Notes to Pro Forma Condensed Combined Financial Statements

For The Nine Months Ended September 30, 2014

(Unaudited)

Note 1: Basis of Presentation

On December 22, 2014, Go Ez Corporation (“GEZC”) acquired 70% of the issued and outstanding  capital stock of Federal Technology Agency, Inc. (“FTA”) in exchange for 5 shares ($5,000 face value) of GEZC convertible Series B preferred stock (convertible into up to 5,000,000 shares of GEZC common stock), 70,000 shares of GEZC common stock, and a warrant to purchase up to 143,820 shares of GEZC common stock at an exercise price equal to 75% of the volume weighted average closing price per share of GEZC common stock for the five (5) trading days immediately preceding GEZC’s receipt of a notice of exercise, exercisable from June 23, 2015 to December 22, 2016 (the “Transaction”).

Prior to the Transaction, GEZC had 1,368,200 shares of common stock and 106 shares of Series B preferred stock issued and outstanding. After the transaction, GEZC had 1,438,200 shares of common stock and 111 shares of Series B preferred stock issued and outstanding.

The unaudited pro forma condensed combined balance sheet gives effect to the Transaction as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined statement of operations gives effect to the Transaction as if it had occurred on January 1, 2014. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances.

The pro forma information is not necessarily indicative of the results that would have been reported had the Transaction actually occurred on the date specified, nor is it intended to project results of operations or financial position for any future period or date.

Note 2: Pro Forma Adjustments

The following pro forma adjustments have been included in the pro forma financial statements:

(1)

To reflect the issuance of 5 shares ($5,000 face value) of GEZC convertible Series B preferred stock and 70,000 shares of GEZC common stock for the acquisition of 70% of the issued and outstanding capital stock of FTA. As there is no active market for either the GEZC Series B preferred stock or the GEZC common stock, the issuance has been reflected at a total amount equal to 70% of the $62,879 stockholders’ equity of FTA at September 30, 2014, or $44,015, and no goodwill recognized. The remaining 30% of the $62,879 stockholders’ equity of FTA at September 30, 2014, or $18,864, has been included in “Noncontrolling interest in Federal Technology Agency, Inc.”

(2)	To reflect reduction of net income attributable to Go Ez Corporation by an amount equal to 30% of the $63,502 net income of FTA for the nine months ended September 30, 2014, or $19,651.

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